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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-81458) pertaining to the 1986 Employee Incentive Stock Option Plan, in the Registration Statement (Form S-8 No. 33-81454) pertaining to the 1992 Director Stock Option Plan, and in the Registration Statement (Form S-8 No. 33-82100) pertaining to the 1994 Stock Option Plan of Reeds Jewelers, Inc. of our report dated March 29, 1995, except Note 11 as to which date is March 31, 1995, with respect to the consolidated financial statements and schedule of Reeds Jewelers, Inc. included in the Annual Report (Form 10-K) for the year ended February 28, 1995.

                                            ERNST & YOUNG LLP

Raleigh, North Carolina
May 23, 1995